UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
567 Thompson Road, Houma, Louisiana	70363
(Address of principal executive offices)	(Zip Code)

(985) 872-2100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On February 24, 2012, Alden J. “Doc” Laborde notified the Board of Directors of Gulf Island Fabrication, Inc. (the “Company”) of his desire to retire from the Board and, accordingly, that he will not stand for re-election as a director at the 2012 annual meeting of shareholders. Mr. Laborde’s retirement will be effective at the 2012 annual meeting of shareholders.

(e)       On February 24, 2012, the Board of Directors of Company, following the recommendation of the Compensation Committee, approved an executive safety incentive bonus (“Safety Bonus”) for the Chief Executive Officer of the Company, the President of the Company and the president of each of the Company’s subsidiaries for fiscal year 2012.  The Safety Bonus is based on the safety performance of the Company, with 50% of the Safety Bonus based on the level of lost time accidents and the other 50% based on the Company’s total recordable incident rate.  Pursuant to the Safety Bonus, each of the officers listed above is eligible for a potential bonus of 20% of the officer’s annual base salary.  In the event of a fatality, no Safety Bonus will be paid for such fiscal year.  The Safety Bonus is in addition to the existing executive annual incentive compensation program available to the Company’s officers, which is based on the Company’s consolidated income before taxes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Kerry J. Chauvin
Kerry J. Chauvin
Chairman of the Board and Chief Executive Officer

Dated:	March 1, 2012